Reading International Settles Tax Case with IRS

Los Angeles, California, - (BUSINESS WIRE) – July 16, 2010 – Reading International, Inc. (Reading) (NASDAQ:RDI) announced today that its wholly owned subsidiary, Craig Corporation (Craig), has reached an agreement in principle to settle its tax dispute with the Internal Revenue Service (IRS) related to Craig’s tax year ended June 30, 1997.  Craig and the IRS are currently in the process of documenting this settlement.  The settlement resulted in a 70% concession by the government and will lead to the previously issued IRS Notice of Deficiency, dated June 29, 2006, in the amount of $20.9 million, $47.2 million inclusive of interest, being set aside by agreement of the parties.  Reading estimates that, as of the date of this release, Craig’s liability under this settlement is approximately $15.0 million inclusive of interest, although final calculations have yet to be agreed.  As of March 31, 2010, Craig had reserved $4.5 million against this liability.

The impact of this settlement with the IRS on Reading is approximately $14.0 million, resulting in a charge against earnings of $9.5 million for the second quarter.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com); and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect only our expectations regarding future events that speak only as of the date the information was prepared.  We cannot guarantee that our expectation will be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.  These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are the product of internal discussion and do not necessarily completely reflect the views of individual members of our board of directors or of our management team.  Individual members of our board and management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are whether the settlement of the subject litigation is timely documented and filed in court as anticipated, how the parties calculate interest with regard to the settlement, and fluctuations in the market values of Craig’s assets.  This list of factors is not exhaustive, as business is by definition unpredictable and risky and subject to influence by numerous factors outside of our control such as changes in government regulation or policy or interest rates.

Given the unpredictability of the factors that will ultimately influence our businesses, actual results will undoubtedly vary and there is no guarantee of how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.  We do not undertake to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235-2238